Exhibit 10.50

AVON PRODUCTS, INC.

MANAGEMENT INCENTIVE PLAN

I.	INTRODUCTION

1.1. Purpose. The purpose of this Plan is to provide annual incentive compensation that is based on Company performance and to recognize employee contributions in helping the Company meet its financial and strategic objectives. This Plan supersedes any previous Management Incentive Plan of the Company.

1.2. Term. This Plan shall be effective as of January 1, 2009, unless earlier terminated pursuant to Section 6.1.

II.	DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Award” means an annual incentive award payable with respect to a Plan Year determined in accordance with Article V hereof, whether in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards shall be issued pursuant to and be subject to the terms and conditions of the Stock Plan.

“Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration.

“Board” means the Board of Directors of the Company.

“Cause” means:

(a) the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Company, which demand identifies the manner in which the Company believes that the Participant has not performed such duties;

(b) the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or

(c) the conviction of the Participant of, or the entering of a plea of guilty or nolo contendere by the Participant with respect to, a felony;

provided, however, that if a Participant is party to an employment agreement with the Company, “Cause” shall have the meaning set forth in such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“Company” means Avon Products, Inc.

“DCP” means the Avon Products, Inc. Deferred Compensation Plan, as in effect and as amended from time to time.

“Participant” means any employee of the Company or its Affiliates who is selected to participate in the Plan pursuant to Article IV hereof.

“Plan” means this Avon Products, Inc. Management Incentive Plan, as in effect and as amended from time to time.

“Plan Year” means a one-year period beginning January 1 and ending on December 31.

“Senior Officer” has the meaning set forth in the Charter of the Committee, as in effect and as amended from time to time.

“Stock Plan” means the Company’s 2005 Stock Incentive Plan (or any successor stock incentive plan approved by the shareholders of the Company), as in effect and as amended from time to time.

III.	ADMINISTRATION

The Plan shall be administered by the Committee, which may adopt such rules and procedures for carrying out the purposes of the Plan as the Committee shall deem appropriate. Notwithstanding anything to the contrary herein, the Committee may delegate its duties under the Plan to such individuals, and may revoke or change any such delegation, as it deems appropriate from time to time, provided that it may not delegate duties with respect to determining the eligibility and Awards under the Plan for any Senior Officer. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the

Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan.

IV.	ELIGIBILITY AND PARTICIPATION

The Company, or the Committee, shall select the employees of the Company or its Affiliates to participate in the Plan for any particular Plan Year; provided, however, that no new Participants shall be permitted into the Plan for a specific Plan Year after October 1 of such Plan Year.

V.	AWARDS

5.1. Establishment of Performance Measures. Within the first 90 days of each Plan Year, the Committee shall establish the performance measures for such year, which may include, without limitation, measures on a consolidated basis, on the basis of a business unit, geographically-based unit or a country, representative service objectives, measures relative to one or more peer group companies or indices or the market, or personal objectives. Performance measures may differ from Participant to Participant and from Award to Award.

5.2. Determination of Award. A target award of a specified percentage of Base Compensation for such Plan Year shall be established for each Participant, to be paid upon attainment of target performance measures. The minimum and maximum payout may range from 0% to 200% of the target award based on the achievement of the performance measures. If a Participant changes salary band or grade during the Plan Year, appropriate adjustments may be made in the Participant’s target award for the period. After a target award has been established for a Participant, the Committee or its designee, in its sole discretion, may decrease or increase such Participant’s target award for that Plan Year based upon a determination of such Participant’s performance and such other factors as is deemed appropriate by the Committee or its designee.

5.3. Determination of Achievement of Performance Goals. The Committee or its designee shall determine the level of achievement of the performance measures as soon as practicable after the end of the Plan Year. Notwithstanding the foregoing, a Participant’s actual Award under the Plan may be greater or less than his or her target award calculated under Section 5.2, and may be reduced to zero, depending upon the Participant’s individual performance or any other business-related factor deemed relevant by the Committee or its designee. The Committee or its designee reserves the sole discretion to increase or decrease any Award to any Participant before it is paid to such Participant.

5.4. Payment of Awards.

(a) As soon as practicable after the expiration of the Plan Year, but no later than the end of the following fiscal year, Participants who remained actively employed until the last day of such Plan Year shall receive an Award determined in accordance with this Article V, except as otherwise provided in this Section 5.4.

(b) A Participant who is involuntarily terminated by the Company or an Affiliate without Cause on or after August 1st of the Plan Year or who dies, becomes permanently disabled, or retires during the Plan Year (pursuant to the terms of the Company’s defined benefit pension plan or, for foreign nationals, under the foreign national’s pension plan or pursuant to the terms of the applicable national retirement program) shall be entitled to a prorated Award for such Plan Year to be paid during the following fiscal year, provided that the performance measure(s) have been satisfied in accordance with this Article V. A Participant who is involuntarily terminated for Cause prior to the payment of the Award hereunder shall forfeit such Award.

(c) A Participant may elect to defer into the DCP the payment of all or a portion of his or her cash Award otherwise payable under this Section 5.4. An election to defer any Award shall be made in accordance with the DCP and Section 409A of the Code. All deferred awards shall be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

(d) Notwithstanding the foregoing, in the event that the performance measures have not been achieved for any Plan Year, the Company may elect to pay a special award pursuant to this Section 5.4. In such case, if the Participant had elected to defer into the DCP all or a portion of his cash Award that would have been payable for such Plan Year had the performance objectives been achieved, then such election to defer shall be deemed to apply to the cash portion of the special award, provided that such election to defer was made no later than December 31 of the calendar year prior to the Plan Year for which the special award is being paid or such other date as the Company may decide in compliance with the DCP and Section 409A of the Code.

VI.	GENERAL PROVISIONS

6.1. Amendment and Termination.

(a) The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination made after the end of a Plan Year shall adversely affect the rights of any Participant to any Award for that Plan Year. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

(b) In the case of Participants employed outside of the United States, the Company or its Affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

6.2. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

6.3. Rights Unsecured. The right of any Participant to receive an Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

6.4. Withholding Taxes. The Company shall have the right to deduct from each Award under the Plan any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

6.5. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Affiliates.

(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her heirs, executors, administrators or successors in interest.

(d) Section 409A of the Code. To the extent that any Award under this Plan is subject to Section 409A of the Code, any provision, application or interpretation of the Plan that is inconsistent with such Section shall be disregarded with respect to such Award, as applicable.

(e) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(f) Stock Subject to the Plan. Awards that are made in the form of stock, restricted stock, stock units or other forms of stock-based awards shall be made from the aggregate number of shares authorized to be issued under the terms of the Stock Plan.

(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

Dated: November 7, 2008	AVON PRODUCTS, INC.

	By:	/s/ Kim K. W. Rucker
	Name:	Kim K. W. Rucker
	Title:	Senior Vice President and General Counsel